Exhibit 99.1


                     RISK FACTORS AND CAUTIONARY STATEMENTS

When used in this Annual Report on Form 10-K and in future filings by the Company with the Securities and Exchange Commission (the "Commission"), in the Company's press releases, letters to shareholders and in oral statements made by the Company's representatives, the words or phrases "should result," "are expected to," "targeted," "will continue," "will approximate," "is anticipated," "estimate," "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to certain risks and uncertainties, including those discussed below, that could cause actual results to differ materially from the Company's historical experience and its present expectations or projections. Caution should be taken not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The factors listed below could affect the Company's financial performance and could cause the Company's actual results for future periods to differ from any opinions or statements expressed with respect thereto. Such differences could be material and adverse.

The Company will not undertake and specifically declines any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances occurring after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. This discussion supersedes the discussion in the Company's current Quarterly Report on Form 10-Q for the quarter ended September 30, 1999.

Earnings Estimates; Cost Reductions. From time to time, representatives of the Company may make predictions or forecasts regarding the Company's future results, including estimated earnings or earnings from operations. Any forecast, including the Company's current statements that it expects to achieve a minimum of 11 percent annual growth in earnings in 2000, and that it has a target of generating cumulative EBITDA (earnings before interest, income taxes, depreciation and amortization) in excess of $2.3 billion over the next five years, regarding the Company's future performance reflects various assumptions. These assumptions are subject to significant uncertainties, and, as a matter of course, many of them will prove to be incorrect. Further, the achievement of any forecast depends on numerous factors (including those described in this discussion), many of which are beyond the Company's control. In addition, it is not expected that the earnings growth projected for 2000 will be representative of results that may be achieved in subsequent years.

As a result, there can be no assurance that the Company's performance will be consistent with any management forecasts or that the variation from such forecasts will not be material and adverse. Investors are cautioned not to base their entire analysis of the Company's business and prospects upon isolated predictions, but instead are encouraged to utilize the entire available mix of historical and forward-looking information made

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available by the Company, and other information affecting the Company and its products, when evaluating the Company's prospective results of operations.

In addition, representatives of the Company may occasionally comment on the perceived reasonableness of published reports by independent analysts regarding the Company's projected future performance. Such comments should not be interpreted as an endorsement or adoption of any given estimate or range of estimates or the assumptions and methodologies upon which such estimates are based. Generally speaking the Company does not make public its own internal projections, budgets or estimates. Undue reliance should not be placed on any comments regarding the conformity, or lack thereof, of any independent estimates with the Company's own present expectations regarding its future results of operations. The methodologies employed by the Company in arriving at its own internal projections and the approaches taken by independent analysts in making their estimates are likely different in many significant respects. Although the Company may presently perceive a given estimate to be reasonable, changes in the Company's business, market conditions or the general economic climate may have varying effects on the results obtained through the use of differing analyses and assumptions. The Company expressly disclaims any continuing responsibility to advise analysts or the public markets of its view regarding the current accuracy of the published estimates of outside analysts. Persons relying on such estimates should pursue their own independent investigation and analysis of their accuracy and the reasonableness of the assumptions on which they are based.

Recent Strategic Initiatives. The Company has recently announced the creation of Electronic Payment Solutions, a new business unit comprised of eFunds Corporation (f/k/a Deluxe Electronic Payment Systems, Inc.), Debit Bureau(SM), Chex Systems, Inc., Deluxe Payment Protection Systems, Inc. and a check conversion company that it purchased in February 1999. It is hoped that combining these businesses into a single business unit will increase their opportunities for revenue and profit growth. The Company has also announced an intention to transfer certain resources and responsibilities from its corporate group to its operating units in an effort to enable them to more efficiently respond to market opportunities and conditions. The precise benefits, if any, that may result from these initiatives cannot presently be quantified. Further, accomplishing the goals of the reorganization is dependent upon identifying and developing new products and services, some or all of which may be directed at markets not now served by the Company. The successful execution of this strategy is also dependant upon identifying and retaining personnel and third parties with the expertise needed to develop and implement the Company's strategic initiatives. Portions of the initiative may also involve identifying and reaching agreements with strategic alliance partners and acquisition targets. Unexpected delays are common in endeavors of this type and can arise from a variety of sources, many of which will likely have been unanticipated. The likelihood that the reorganization will achieve its goal of incrementally increasing the revenues and profits of the businesses included in this business unit must be considered in light of the problems, expenses, complications and delays frequently encountered in connection with the development and execution of new business initiatives and the competitive, rapidly changing environment in which this business will operate. As a result, although the Company

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has set annual revenue growth targets for this business unit at 20 percent for the years 2000 and 2001, and hopes to achieve higher levels of growth in subsequent years, there can be no assurance that these targets will in fact be achieved. In addition, the implementation of these initiatives could lead to a restructuring charge in an amount that, although not yet quantified, may be material.

In January 2000, the Company announced that its Board of Directors approved a plan to combine its Electronic Payment Solutions, Professional Services and Government Services segments into a separate company to be called eFunds Corporation ("eFunds") and that eFunds plans to issue shares of its common stock to the public through an initial public offering. Unanticipated delays and disruptions are common with regard to endeavors of this type due to business or market developments, changes in the equity markets and other factors that are difficult or impossible for the Company to control. As a result, there can be no assurance that this initial public offering can be consummated in a timely manner, or at all.

Although it is under no obligations to do so, the Company has announced that, following any initial public offering by eFunds, it plans to distribute all of its shares of eFunds common stock to its shareholders who tender shares of the Company's common stock in an exchange offer (the "Split-Off). The Split-Off is contingent upon the Company receiving a favorable tax ruling from the Internal Revenue Service, and no assurance can be given that such a ruling will in fact be obtained.

Professional Services. There can be no assurance that the services proposed to be offered by the Company's Professional Services business unit will achieve market acceptance in either the United States or India. To date, the operations of this business unit have not been profitable. In addition, the Company has only limited operational experience in India. The successful development of Professional Services is subject to all of the risks inherent in the establishment of a new business enterprise, including the absence of an extended operating history, reliance on key personnel, a need to attract and retain qualified employees in a highly competitive labor market, a competitive environment characterized by numerous well-established and well-capitalized competitors and the risk that the reputation of the business could be more adversely affected by any customer service issues or problems than would be the case with a more established firm. Further, in developing Professional Services, the Company faces additional complexities arising from the maintenance of certain of its functions in India. In addition to the normal complications that arise in connection with the management of remote locations, operations in foreign countries are subject to numerous potential obstacles including, among other things, cultural differences, political unrest, export controls, governmental interference or regulation (both domestic and foreign), currency fluctuations, personnel issues and varying competitive conditions. There can be no assurance that one or more of these factors, or additional causes or influences, many of which are likely to have been unanticipated and beyond the ability of the Company to control, will not operate to inhibit the success of this business unit. As a result, there can be no assurance that this business unit will achieve its projected rate of growth or that this unit will ever generate significant revenues or profits or provide an adequate return on the Company's investment.

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Debit Bureau(SM). The Company has announced its intention to offer decision support tools and information to retailers and financial institutions that offer or accept direct debit-based products, such as checking accounts, ATM cards, debit cards and Internet payments. To date, this effort has primarily been directed towards the creation of the supporting data warehouse and research regarding the utility and value of the data available to the Company for use in this area. There can be no assurance that the Company's Debit Bureau(SM) initiative will result in the introduction of a significant number of new products or services or that any new products or services introduced by the Company will generate revenues in material amounts. In any event, the continued development of Debit Bureau(SM) is expected to require a significant level of investment by the Company.

IDDA Initiative. The Company has recently announced a initiative to develop an Internet demand deposit account opening product. This product has only recently been introduced and there can be no assurance that the system will achieve widespread market acceptance or generate incremental revenues in material accounts. In addition, technological change occurs at a rapid pace in the Internet applications area, and there can be no assurance that competing products or systems will not be introduced that will narrow or limit the market for the Company's system or render it obsolete.

Share Repurchase Program. In April 1999, the Board of Directors of the Company authorized the repurchase of up to 10,000,000 shares of the Company's Common Stock. During 1999, the Company purchased 8,186,600 of the shares included in this authorization. The completion of this program is, however, dependant upon market conditions, including the availability of a sufficient number of shares at prices determined by management of the Company to be reasonable, the amount of cash available to the Company for this purpose and the Company's other investment opportunities. Accordingly, if appropriate conditions or circumstances do not prevail during the planned repurchase period, the Company will not purchase the entire allotment of shares authorized by the Board.

Timing and Amount of Anticipated Cost Reductions. With regard to the results of the Company's ongoing cost reduction efforts (including the Company's current review of its SG&A expense levels), there can be no assurance that the projected annual cost savings will be fully realized or will be achieved within the time periods expected. The Company has previously experienced unanticipated delays in the planned roll-out of its on-line ordering system and Year 2000 moratoriums by the Company's customers have delayed the Company's original schedule for transferring customers to this system. There can be no assurances that additional sources of delays will not be encountered. Any such event could adversely affect the expected productivity improvements and delay the realization or reduce the amount of the anticipated expense reductions.

In addition, the achievement of the targeted level of cost savings is dependent upon the successful execution of a variety of other cost reduction strategies throughout the Company's operations. These additional efforts include the consolidation of the Company's purchasing process and certain administrative and sales support

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organizations, headcount reductions and other efforts. The optimum means of realizing many of these strategies is being evaluated by the Company in view of the Company's recent efforts to transfer certain resources and responsibilities from its corporate group to its operating units. The goodwill amortization associated with the Company's recent acquisitions of eFunds (Tustin), Designer Checks and the remaining 50 percent ownership interest in its joint venture with HCL Corporation of India, as well as any future acquisitions, may also act to offset some of the benefits sought to be achieved through this program. Unexpected delays, complicating factors and other hindrances are common in the implementation of these types of endeavors and can arise from a variety of sources, some of which are likely to have been unanticipated. The Company may also incur additional charges against its earnings in connection with future programs. A failure to timely achieve one or more of the Company's primary cost reduction objectives could materially reduce the benefit to the Company of its cost savings programs and strategies or substantially delay the full realization of their expected benefits.

Further, there can be no assurance that increased expenses attributable to other areas of the Company's operations or to increases in raw material, labor, equipment or other costs will not offset some or all of the savings expected to be achieved through the cost reduction efforts. Competitive pressures and other market factors may also require the Company to share the benefit of some or all of any savings with its customers or otherwise adversely affect the prices it receives or the market for its products. As a result, even if the expected cost reductions are fully achieved in a timely manner, such reductions are not likely to be fully reflected by commensurate gains in the Company's net income, cash position, dividend rate or the price of its Common Stock.

Other Dispositions and Acquisitions. In connection with its ongoing restructuring and growth initiatives, the Company may also consider divesting or discontinuing the operations of various business units and assets and the Company may undertake one or more significant acquisitions. Any such divestiture or discontinuance could result in write offs by the Company, some or all of which could be significant. In addition, a significant acquisition could result in future earnings dilution for the Company's shareholders. Acquisitions accounted for as a purchase transaction could also adversely affect the Company's reported future earnings due to the amortization of the goodwill and other intangibles associated with the purchase.

Consumer Privacy Protection. Laws and regulations relating to consumer privacy protection could harm the Company's ability to collect and use data, increase its operating costs or otherwise harm its business. There is an increasing public concern over consumer privacy rights. The Congress and state legislatures have adopted and are considering adopting laws and regulations restricting the purchase, sale and sharing of personal information about consumers. The new federal financial modernization law, known as the Gramm-Leach-Bliley Act, imposes significant new consumer information privacy requirements on a wide range of companies. The Gramm-Leach-Bliley Act requires covered companies to develop and implement policies to protect the security and confidentiality of consumers' nonpublic information and to disclose those policies

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to consumers before a customer relationship is established and annually thereafter. The Gramm-Leach-Bliley Act also mandates government agencies to issue standards to implement these requirements. The Company's eFunds business unit could experience increased costs in order to comply with any new standards. In addition, the Gramm-Leach-Bliley Act requires covered companies to give an opt-out notice to consumers before sharing consumer information with third parties. The opt-out notice requirement is subject to several exceptions, which the Company believes apply to its business, thereby allowing banks to continue to provide nonpublic personal information to it. It is possible that new state or federal legislation or regulations could restrict or prohibit the Company's ability to collect and use some types of consumer information, which could have an adverse effect on its business.

Competition. Although the Company believes it is the leading check printer in the United States, it faces considerable competition from other smaller companies in both its traditional sales channel to financial institutions and from direct mail sellers of checks. From time to time, one or more of these competitors reduce the prices of their products in an attempt to gain volume. The corresponding pricing pressure placed on the Company has resulted in reduced profit margins for the Company's check printing business in the past and similar pressures can reasonably be expected in the future. The Company has also experienced some loss of business due to its refusal to meet competitive prices that fell below the Company's revenue and profitability per unit targets. The timing and amount of reduced revenues and profits that may result from these competitive pressures is not ascertainable.

Check printing is, and is expected to continue to be, an essential part of the Company's business and the principal source of its operating income for at least the next several years. A wide variety of alternative payment delivery systems, including credit cards, debit cards, smart cards, ATM machines, direct deposit, electronic and other bill paying services, home banking applications and Internet-based payment services, are in various stages of maturity or development and additional systems will likely be introduced. The Company believes that there will continue to be a substantial market for checks for the foreseeable future, although a reduction in the volume of checks used by consumers is expected. The rate and the extent to which alternative payment methods will achieve consumer acceptance and replace checks cannot, however, be predicted with certainty. A surge in the popularity of any of these alternative payment methods could have a material, adverse effect on the demand for the Company's primary products and its account verification and payment protection services. Although the Company believes that its recent acquisition of an electronic check conversion company may contribute to the continued viability of the paper check as a payment mechanism by accelerating processing times and reducing processing costs, there can be no assurance that the check conversion technology developed by this new subsidiary and its competitors will achieve widespread acceptance or have a measurable impact on the sales volume of the Company's principal products.

The introduction of the alternative payment methodologies described above has also resulted in an increased interest by third parties in transaction processing, authorization

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and verification, as well as other methods of effecting electronic payments, as a source of revenue. This increased interest level has led to increased competition for the Company's transaction processing and authorization businesses. The payment processing industry is characterized by continuously evolving technology and intense competition. Many participants in the industry have substantially greater capital resources and research and development capabilities than the Company. There can be no assurance that the Company's competitors and potential competitors will not succeed in developing and marketing technologies, services or products that are more accepted in the marketplace than those offered or envisioned by the Company. Such a development could result in the loss of significant customers by the Company's eFunds business unit, render the Company's technology and proposed products obsolete or noncompetitive or otherwise materially hinder the achievement of the growth targets established for this business unit. Initiatives that may be undertaken by the Company in connection with Internet commerce-based activities would be particularly susceptible to these types of competitive risks and the rapid development and deployment of Internet technologies, products and services may present unanticipated competitive risks to the Company's current business that may be material and adverse.

Effect of Financial Institution Consolidation. Recent consolidation within the banking industry has resulted in increased competition and consequent pressure on check prices. This concentration greatly increases the importance to the Company of retaining its major customers and attracting significant additional customers in an increasingly competitive environment. Although the Company devotes considerable efforts towards the development of a competitively priced, high quality suite of products for the financial services industry, there can be no assurance that significant customers will not be lost or that any such loss can be counterbalanced through the addition of new customers or by expanded sales to the Company's remaining customers.

Revised Analytic Approach. The Company has announced that it is applying a new methodology for evaluating the Company's projected return on various forms of investment. The use of this methodology represents a revised analytic approach by the Company and the long-term benefits to be derived therefrom cannot presently be precisely determined.

Raw Material, Postage Costs and Delivery Costs. Increases in the price of paper and the cost of postage can adversely affect the profitability of the Company's printing and mail order businesses. Events such as the 1997 UPS strike can also adversely impact the Company's margins by imposing higher delivery costs. Competitive pressures and overall trends in the marketplace may have the effect of inhibiting the Company's ability to reflect increased costs of production or delivery in the prices of its products.

Limited Source of Supply. The Company's check printing business utilizes a paper printing plate material that is available from only a limited number of sources. The Company believes it has a reliable source of supply for this material and that it maintains an inventory sufficient to avoid any production disruptions in the event of an interruption of its supply. In the event, however, that the Company's current supplier becomes unwilling or unable to supply the required printing plate material at an acceptable price and the Company is unable to locate a suitable alternative source within a reasonable time frame, the Company would be forced to convert its facilities to an alternative printing process. Any such conversion would require the unanticipated investment of significant sums and there can be no assurance that the conversion could be accomplished without production delays.